Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No.  333-130510

Contact:

Sylvia Wheeler

Senior Director, Corporate Communications

650-462-5900

DEPOMED ANNOUNCES EQUITY FINANCING COMMITMENT

OF UP TO $30 MILLION

MENLO PARK, Calif., December 12, 2006 — Depomed, Inc. (NASDAQ: DEPO) today announced that it has received a commitment of up to $30 million in common stock equity financing from Azimuth Opportunity Ltd.  These funds are available and may be drawn upon from time to time at Depomed’s sole discretion over the next 24 months from the sales of registered common stock at a discount to the then prevailing market price.  Acqua Capital Management is an advisor to Azimuth Opportunity Ltd.

“The equity line provides us financial flexibility to raise capital if needed in order to maintain a strong balance sheet,” said John W. Fara, Ph.D., chairman, president and chief executive officer of Depomed.  “This financial commitment is an important resource as we develop a strong pipeline of products that will compete in large growing markets including Gabapentin GR, our extended release formulation which is in late stage development for the treatment of post herpetic neuralgia and diabetic neuropathy.”

Net proceeds from any sales are expected to be used for clinical trials, research and development, marketing and general and administrative expenses.

Depomed has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this press release relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Depomed has filed with the SEC for more complete information about the company and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Depomed any agent or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Depomed investor relations at (650) 462-5900.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company utilizing its innovative AcuForm™ drug delivery technology to develop novel oral products and improved, extended release formulations of existing oral drugs. AcuForm-based products are designed to provide once daily administration and reduced side effects, improving patient convenience, compliance and pharmacokinetic profiles. ProQuin® XR (ciprofloxacin hydrochloride) extended-release tablets have been approved by the FDA for the once daily treatment of uncomplicated urinary tract infections and are currently being marketed in the United States. In addition, once daily GlumetzaTM (metformin hydrochloride extended release tablets) has been approved for use in adults with type 2 diabetes and is currently being marketed in the United States and Canada. The company is conducting a Phase III trial in postherpetic neuralgia and a Phase II trial in diabetic peripheral neuropathy with its product candidate, Gabapentin GR™. Additional information about Depomed may be found at its web site, www.depomedinc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to those related to the company’s financial operations, the company’s research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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